Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Reports Record Revenue, EBITDA, Net Income and

Cash Flow for 2010 and for the Fourth Quarter

•	Fourth Quarter Revenue Increased 47%

•	Fourth Quarter Organic Revenue Growth was 36%

•	Fourth Quarter EBITDA Increased 75%

•	Fourth Quarter EPS Doubled

•	Fourth Quarter Cash Flow from Operations Tripled

•	2010 Revenue Increased 42%, with 24% Organic Growth

•	2010 EBITDA Increased 57%

•	2010 Cash Flow from Operations Increased 76%

Coral Gables, FL (February 23, 2011) — MasTec, Inc. (NYSE: MTZ) today announced record fourth quarter and 2010 full year revenue, EBITDA, net income and cash flow from operating activities.

Revenue for the quarter ended December 31, 2010 was $731 million compared to revenue of $496 million in the fourth quarter of 2009, a 47% increase. Fourth quarter EBITDA, or earnings before interest, taxes, depreciation and amortization, was $88 million compared to $50 million a year ago, a 75% increase. Fourth quarter net income was $38.4 million compared to $18.2 million for the prior year quarter, a 111% increase. Fully diluted earnings per share for the quarter doubled to $0.44 compared to $0.22 for the prior year quarter. Cash flow from operating activities for the fourth quarter of 2010 was $117 million compared to $39 million in the fourth quarter of 2009.

For the year ended December 31, 2010, revenue was $2.3 billion compared to $1.6 billion for 2009, a 42% increase. 2010 EBITDA was $241 million compared to $153 million for the prior year, a 57% increase. 2010 net income was $90.4 million compared to $70.7 million for 2009, a 28% increase. For the year, fully diluted earnings per share was $1.05, compared to $0.90 in 2009. Cash flow from operating activities for the 2010 full year was $218 million compared to $124 million for the prior year, a 76% increase.

The $685 million increase in revenue for the 2010 full year was driven by organic, or non-acquisition, revenue growth of 24% plus the impact of the Precision Pipeline acquisition.

It should be noted that net income and earnings per share for the 2010 full year were burdened by a 41.3% book tax accrual rate, compared with a 10.6% book tax accrual rate for 2009. The negative impact of the year-over-year increase in the mostly non-cash book tax rate was $0.52 per diluted share.

EBITDA margin, an important profitability metric, was 10.4% for the 2010 full year compared to 9.4% for 2009.

Liquidity also increased dramatically as a result of the improved financial performance. Liquidity, at December 31, 2010, was $284 million compared to $160 million at year-end 2009. Liquidity is defined as unrestricted cash plus availability under the Company’s credit facility. Cash at year-end increased to $178 million compared to $89 million a year ago.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “We performed extremely well in both the fourth quarter and for the full year. A number of our businesses exceeded expectations and every one of our financial and performance metrics showed improvement. I believe, however, that our biggest accomplishment is how we have positioned MasTec to take advantage of significant opportunities in a number of improving infrastructure markets. While 2010 was an excellent year, our prospects for our business have never been better.”

Bob Campbell, MasTec’s Executive Vice President and Chief Financial Officer noted, “Our strong earnings and cash flow trends have put MasTec in its best financial condition ever. We are well positioned financially to support future growth and the needs of our customers in our diverse markets.”

Today, the Company is issuing both first quarter and annual 2011 guidance. The Company currently expects 2011 revenue of approximately $2.65 billion compared to $2.3 billion for 2010. 2011 EBITDA is estimated to be $275 to $280 million compared to $241 million for 2010. 2011 Fully diluted earnings per share is estimated to be $1.20 to $1.23 compared to $1.05 for 2010.

For the first quarter of 2011, the Company expects revenue of approximately $575 million compared to $450 million for the first quarter of 2010. First quarter EBITDA is estimated to be $55 million compared to $34 million a year ago. First quarter fully diluted earnings per share is estimated to be $0.23 compared to $0.10 a year ago.

The following tables set forth the financial results for the periods ended December 31, 2010 and 2009:

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,		Three Months Ended December 31,
	2010	2009	2010	2009

Revenue	$2,308,031	$1,623,502	$730,740	$496,281
Costs of revenue	1,938,882	1,376,125	604,107	421,911
Depreciation and amortization	57,966	49,539	14,783	17,392
General and administrative expenses	126,658	96,932	37,156	25,313
Interest expense, net	29,105	24,690	7,206	7,379
Other expense (income), net	1,420	(2,917)	1,357	(1,281)

Income from continuing operations before provision for income taxes and non-controlling interests	154,000	79,133	66,131	25,567
Provision for income taxes	(63,613)	(8,385)	(27,701)	(7,384)

Net Income	90,387	70,748	38,430	18,183
Net loss attributable to non-controlling interests	(141)	—	(81)	—

Net income attributable to MasTec	90,528	70,748	38,511	18,183

Basic net income per share attributable to MasTec	$1.19	$0.93	$0.50	$0.24

Basic weighted average common shares outstanding	76,132	75,701	76,292	75,869

Diluted net income per share attributable to MasTec	$1.05	$0.90	$0.44	$0.22

Diluted weighted average common shares outstanding	90,913	81,762	91,259	87,712

Condensed Consolidated Balance Sheets

(In thousands)

	December 31
	2010	2009
Assets
Current assets	$721,674	$530,157
Property and equipment, net	180,786	198,812
Goodwill and other intangibles, net	691,559	595,417
Securities available for sale	18,997	24,511
Other assets	42,812	33,291

Total assets	$1,655,828	$1,382,188

Liabilities and Shareholders' Equity
Current liabilities	$486,544	$327,635
Deferred tax liabilities, net	62,487	49,275
Long-term debt	394,151	409,923
Other liabilities	59,484	67,193
Shareholders’ equity	653,162	528,162

Total liabilities and shareholders’ equity	$1,655,828	$1,382,188

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2010	2009
Net cash provided by operating activities	$218,029	$124,139
Net cash used in investing activities	(104,280)	(176,024)
Net cash (used in) provided by financing activities	(24,741)	93,277

Net increase in cash and cash equivalents	89,008	41,392
Net effect of translation on cash	75	(134)
Cash and cash equivalents-beginning of period	88,521	47,263

Cash and cash equivalents-end of period	$177,604	$88,521

Reconciliation of Non-GAAP Disclosures-Unaudited

(In thousands, except for percentages)

	Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$38,430	5.3%	$18,183	3.7%
Interest expense, net	7,206	1.0%	7,379	1.5%
Provision for income taxes	27,701	3.8%	7,384	1.5%
Depreciation and amortization	14,783	2.0%	17,392	3.5%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$88,120	12.1%	$50,338	10.1%

	Year Ended December 31, 2010		Year Ended December 31, 2009
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$90,387	3.9%	$70,748	4.4%
Interest expense, net	29,105	1.3%	24,690	1.5%
Provision for income taxes	63,613	2.8%	8,385	0.5%
Depreciation and amortization	57,966	2.5%	49,539	3.0%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$241,071	10.4%	$153,362	9.4%

	Three Months Ended March 31, 2011E		Three Months Ended March 31, 2010
EBITDA Reconciliation	Total	Percent of Revenue	Total	Percent of Revenue
GAAP Net income	$19,000	3.3%	$7,395	1.6%
Interest expense, net	9,000	1.6%	7,376	1.6%
Provision for income taxes	12,000	2.1%	5,054	1.1%
Depreciation and amortization	15,000	2.6%	14,175	3.2%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$55,000	9.6%	$34,000	7.6%

	Years Ended
EBITDA Reconciliation	2011E	2010	2009
GAAP Net Income	$103,000-106,000	$90,387	$70,748
Interest expense, net	35,000	29,105	24,690
Provision for income taxes	65,000-67,000	63,613	8,385
Amortization	15,000	13,027	12,940
Depreciation	57,000	44,939	36,599

Earnings from continuing operations before interest, taxes, amortization and depreciation (EBITDA)	$275,000-280,000	$241,071	$153,362

EBITDA margin	10.4-10.6%	10.4%	9.4%

Tables may contain differences due to rounding.

The Company’s senior management will hold a conference call to discuss these results on Thursday, February 24, 2011 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-0695 and the replay number is (719) 457-0820, with a pass code of 3084091. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of utility and communications infrastructure, including electrical utility transmission and distribution, wind farms, solar farms, other renewable energy and natural gas infrastructure, wireless, wireline, satellite communication and water and sewer systems. The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2010 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.